   As filed with the Securities and Exchange Commission on February 4, 1997

                                                     Registration No. 333-_____

_______________________________________________________________________________

                            SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549
                                     ________________

                                          FORM S-8
                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933
                                     ________________

                        BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                 (Exact name of registrant as specified in its charter)

                                         Delaware
            (State or other jurisdiction of incorporation or organization)

                                        38-3114641
                         (I.R.S. Employer Identification Number)

                                50 Spring Street
                           Ramsey, New Jersey  07446
                   (Address of principal executive offices)



                       Bogen Communications International, Inc.
                           1996 Incentive Stock Option Plan
                                 (Full Title of Plan)


              Yoav M. Cohen, Chief Financial Officer and Secretary
                    Bogen Communications International, Inc.
                                50 Spring Street
                            Ramsey, New Jersey  07446
                     (Name and address of agent for service)

                                 (201) 934-8500
         (Telephone number, including area code, of agent for service)

                               __________________

                                 Copies to:
                        Stephen T. Burdumy, Esquire
                Klehr, Harrison, Harvey, Branzburg & Ellers
                            1401 Walnut Street


                     Philadelphia, Pennsylvania  19102
                               (215) 568-6060

                        CALCULATION OF REGISTRATION FEE

________________________________________________________________________________________________
                                           Proposed            Proposed           Amount of
  Title of Securities    Amount to be    Maximum Offering    Maximum Aggregate    Registration
  to be Registered        Registered     Price Per Share      Offering Price          Fee
________________________________________________________________________________________________
Common Stock, par
value $.001 per share     1,253,335         $4.0063(1)        $5,021,236.01       $1,521.59

________________________________________________________________________________________________


(1) Based on the average of the high and low sale prices of the Registrant's Common Stock as reported on the American Stock Exchange on January 31, 1997, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS


    A reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 is being filed with the Commission as part of this Registration Statement. The Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PROSPECTUS


                       BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                                   50 Spring Street
                              Ramsey, New Jersey  07446
                                    (201) 934-8500
                         ____________________________________

                           1,253,335 Shares of Common Stock
                         ____________________________________


    The shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Bogen Communications International, Inc., formerly European Gateway Acquisition Corp. (together with its subsidiaries, the "Company") which are the subject of this Prospectus and which may be sold from time to time hereunder are shares which may be acquired by certain current or former officers, employees and directors of the Company and independent contractors and consultants who perform services for the Company (collectively, the "Selling Stockholders") (i) upon the exercise of options to purchase such Shares granted or to be granted to the Selling Stockholders by the Company pursuant to the Company's 1996 Incentive Stock Option Plan (the "Plan") or (ii) upon the
exercise of options otherwise granted to Selling Shareholders.   See "Selling
Stockholders."

    It is anticipated that the Shares may be offered for sale by one or more of the Selling Stockholders, in their discretion, on a delayed or continuous basis from time to time in transactions in the open market at prices prevailing at the time of sale on the American Stock Exchange (the "AMEX") under the symbol "BGN", in private transactions at negotiated prices or otherwise. Such transactions may be effected directly by the Selling Stockholders, each acting as principal for such Selling Shareholder's own account. Alternatively, such transactions may be effected through brokers, dealers or other agents designated from time to time by the Selling Stockholders, and such brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Stockholders or the purchasers of the Shares. The Shares held by the Selling Stockholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee of any of the Selling Stockholders. The Selling Stockholders, brokers who execute orders on their behalf and other persons who participate in the offering of the Shares on their behalf may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and a portion of the proceeds of sales and commissions or concessions therefore may be deemed underwriting compensation for purposes of the Securities Act. The Company will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

    The Company will pay all costs and expenses incurred by it in connection with the registration of the Shares under the Securities Act. The Selling Stockholders will pay the costs associated with any sales of Shares, including any discounts, commissions and applicable transfer taxes.

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PURCHASERS OF THE SHARES.
                         ____________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 4, 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY THE SECURITIES TO WHICH THIS PROSPECTUS RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN.


                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock of the Company is listed on the American Stock Exchange, and reports, proxy and information material and other information concerning the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Such reports and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's web site (http:\\www.sec.gov).

    This Prospectus constitutes a part of a registration statement on Form S-8 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Public Reference Section of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K (as amended on Form 10-K/A) for the fiscal year ended December 31, 1995 (the "1995 Annual Report");

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

    (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated September 27, 1995, including all amendments and reports filed for the purpose of updating such description.

    All documents filed pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Yoav
M. Cohen, Chief Financial Officer and Secretary, Bogen Communications International, Inc., 50 Spring Street, Ramsey, New Jersey 07446, (201) 934-8500.

                                     THE COMPANY


General

    On May 6, 1993 European Gateway Acquisition Corp. was formed as a Specified Purpose Acquisition Company, with the objective of acquiring a medium-sized operating business engaged in industrial manufacturing or industrial services and located in Germany, Switzerland or Austria. The Company consummated an initial public offering of 1,550,000 shares of Common Stock and 3,100,000 Warrants on October 15, 1993 and received net proceeds of approximately $8,120,000 after payment of offering expenses. A majority of such proceeds ($7,533,000) were held in an interest-bearing trust account and used to finance the Business Combination referred to below. As of February 4, 1997, there were 5,758,850 shares of Common Stock and 3,660,000 Warrants outstanding.

    Until April 6, 1995, the Company did not engage in any substantive commercial business other than evaluating prospective companies for acquisition. On such date, the Company entered into an agreement with Geotek Communications, Inc. ("Geotek"), dated April 6, 1995, as amended (the "Stock Purchase Agreement"), to acquire controlling interests in two telecommunications products companies (the "Business Combination," as more fully described below).

    Pursuant to the terms of the Stock Purchase Agreement, on August 21, 1995, the Company acquired from Geotek (i) approximately 68% of the outstanding capital of Speech Design GmbH, a Munich, Germany - based corporation ("Speech Design") which develops, assembles and markets telephone peripherals utilizing digital voice processing technologies, and an option to purchase the remaining 32% of such capital and (ii) approximately 99% of the outstanding shares of capital stock of Bogen Corporation, a Delaware corporation ("Bogen"), which, through its wholly-owned subsidiary, develops, manufactures and sells telecommunications peripherals and sound processing products. As consideration for such acquisitions, the Company issued to Geotek: (i) 3,701,919 shares of Common Stock; (ii) 200,000 Warrants; (iii) $7,000,000 in cash and (iv) convertible promissory notes in the combined principal amount of $3,000,000. Furthermore, depending on whether Speech Design and Bogen achieve or fail to achieve certain earnings goals, the Company may be obligated to make an additional adjustment payment to Geotek of up to $11 million in cash or Common Stock or, as the case may be, Geotek may be obligated to make an adjustment payment to the Company of up to $2.5 million in cash (or at its option, a ten-year loan in the principal amount of as much as $5 million bearing interest at 4% per annum). Geotek also received as consideration the right to receive 70% of any cash proceeds received by the Company upon the exercise of the 3,660,000 Warrants outstanding upon the consummation of the acquisitions. Following the Business Combination, Geotek became a holder of approximately a 64% controlling interest in the Company and the Company changed its name to Bogen Communication International, Inc.

    As of January 1, 1996, the Stock Purchase Agreement was amended such that
(i) the convertible promissory notes in the combined principal amount of $3,000,000 were restructured to a promissory note in the principal amount of $500,000 bearing interest as stated in the initial agreement, (ii) Geotek is no longer potentially obligated to make an adjustment payment to the Company of $2.5 million in cash (or a $5 million interest bearing note) and (iii) Geotek retains its right, commencing February 21, 1997 and terminating one year thereafter, to purchase $3 million worth of Common Stock at the rate provided in the convertible promissory note.

    As of the date hereof, the Company's principal assets consist of its approximately 68% interest in Speech Design and its approximately 99% interest in Bogen.

    On December 13, 1996, at the Company's Annual Meeting, the Company's stockholders approved the adoption of the 1996 Incentive Stock Option Plan.

Speech Design

    Speech Design, located in Munich, Germany, develops, assembles and markets computerized telecommunications equipment for use with PABXs (corporate telephone systems). Founded in 1983, Speech Design pioneered digital voice processing applications in Germany with several products for voice input and output in the medical, industrial and communications environments. Between 1986 and 1992, Speech Design was engaged primarily in selling digital answering devices for analog cellular telephones. With the advent of the European GSM digital standard and the related decline of hardware prices, Speech Design's activities were refocused from the cellular market to the PABX peripherals market.
Its product range currently includes music-on-hold, auto attendant, digital announcer and voice mail peripherals for mid-sized PABX systems. Speech Design sells its products in 11 European countries and in the United States.

Bogen

    Bogen, located in Ramsey, New Jersey, develops, manufactures and sells computerized telecommunications peripherals and sound processing products through its wholly-owned subsidiary, Bogen Communications, Inc. Since its founding in 1932, Bogen has been involved in the communications industry, concentrating its efforts on the development and sale of equipment for commercial, industrial, professional and institutional markets and applications.

    Bogen's traditional line of products includes audio amplifiers and related sound equipment for professional, industrial and commercial systems applications, such as telephone paging, intercommunications and administrative communications systems for schools, correctional facilities and other institutions. In 1991, Bogen began to develop, manufacture and sell a line of digitized computerized telecommunication peripherals for PABX systems. During 1993, Bogen introduced its first digitized, voice processing communication peripherals for the fast growing SOHO (Small Office Home Office) market. These two events refocused Bogen's main efforts on telecommunication peripheral products for both the PABX and SOHO markets.

    The Company's executive offices are located at 50 Spring Street, Ramsey, New Jersey 07401, and its telephone number is (201) 934-8500.


                                     RISK FACTORS

         The securities described herein involve a substantial degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus or incorporated herein by reference, should be carefully considered in evaluating the Company and its business prospects before purchasing the securities offered by this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended December 31, 1995 (the "Form 10-K") and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and under "Business" in the Form 10-K, incorporated in this Prospectus by reference.
  Such statements are based on current expectations that involve a number of uncertainties including those set forth in the Risk Factors below. Actual results could differ materially from those projected in the forward-looking statements.

    1. Recently Organized Company. Although Bogen has been operating since 1932 and Speech Design since 1983, the Company itself is less than four years old and had no significant operations prior to August 21, 1995.

    2. Key Executives. In November 1995, Eitan Nahum resigned as a director and as the President and Chief Executive Officer of the Company and in August, 1996, Dov Gal resigned as the Chief Financial Officer of the Company. Zvi Peled now serves as the Company's President and Chief Executive Officer and Yoav M. Cohen now serves as the Company's Chief Financial Officer and Secretary. The unexpected loss of services of one or more of the Company's executive officers could adversely affect the Company. The Company has not obtained a policy of insurance on the life of any officer. The unavailability or death of any of the officers of the Company could have a material adverse effect upon the Company's business.

    3. Competition. The Company is engaged in an industry characterized by rapid technological change, rapid growth and intense competition. Bogen faces competition from highly focused North American and Japanese competitors. TOA, University and PV (Commercial Sound), Rauland-Borg and Dukane (Engineered Sound) and Premier, Wheelock and Valcom (Telco) are each investing considerable effort in developing new products and enhancing their competiveness. The Company's competitors are well established, have product inventory, financial, marketing, research and other personnel as well as other resources substantially greater than the Company's resources, and have more extensive facilities than those which are now, or in the foreseeable future will become, available to the Company.

    4. Discontinuation of Product Line. In December 1995, the Company decided to phase out Bogen's entire Office Automated Systems product line because of intense competition from (i) central voice mail services offered by local telephone companies and answering service companies and (ii) products which benefitted from better brand recognition in the marketplace and which were frequently offered at lower retail prices than the Company's products.

    5. Control by Geotek. On August 21, 1995, Geotek acquired 3,701,919 newly issued shares of Common Stock and 200,000 Warrants as partial consideration for its sale to the Company of its approximately 68% interest in Speech Design and 99% interest in Bogen. The 3,701,919 shares of Common Stock issued to Geotek constitute approximately 64% of the total outstanding shares of the Company's Common Stock (which excludes the 3,660,000 shares of Common Stock issuable upon exercise of the outstanding Warrants). Moreover, until at least October 30, 1997 and up to April 30, 1998, Geotek will have a preemptive right to own at least 51% of the issued and outstanding shares of Common Stock. Until such time, if the Company issues additional shares of Common Stock (including any shares issued upon exercise of the 3,660,000 outstanding Warrants) and if, as a result, Geotek's ownership in the Company would fall below 51%, then the Company is required to grant to Geotek rights to purchase additional shares of the Company's Common Stock at the market price in order to enable Geotek to retain a 51% equity interest in the Company. Geotek also has the right to purchase its pro rata share of any newly issued Common Stock. As a controlling stockholder, Geotek has designated three of its officers to serve on the Company's Board of Directors, which is composed of a total of seven members. Geotek may, at its option, increase the number of directors to nine and designate an additional director. As a result, Geotek will be able to control the affairs and policies of the Company for the foreseeable future.

    6.   No Dividends.  The anticipated capital requirements of the Company are
such that its earnings will likely be applied to such requirements.   Therefore,
the purchasers of the Shares offered hereby may not expect to realize a return of their investment in the Company's securities in the form of dividends in the foreseeable future, if ever.

    7. Economic Conditions. The industry in which the Company operates is highly sensitive to general economic conditions. A depressed economic condition could result in a decline in demand for the Company's products and thereby have a material adverse effect on the Company's operations.

    8. Limited Patent Protection. While patent applications have been filed and are pending with respect to several of the Company's products, there can be no assurance that such patents, if granted, will provide the Company with significant protection. Others could seek to challenge the patents or attempt to produce like items using different designs or mechanical approaches.

    9. Changing Technology. Advances in DSP (digital sound production) technology are creating opportunities for developers of equipment to offer better performance at a lower cost. In addition, some of the features of Bogen's products are being offered in new generations of competitive products. The Company's ability to compete successfully may depend in substantial measure on its ability to develop or acquire new or improved equipment, techniques and products and/or to modify and upgrade its existing equipment, techniques and products, none of which can be assured.

    10. Foreign Operations. A significant portion of the Company's existing business and expansion potential is in foreign markets. Consequently, the Company is or may be exposed to various risks, including currency fluctuations, changes in trade regulations or enforcement policies with respect thereto, or political instability in certain regions, that affect only international business operations.


                                   USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the Shares offered hereby.

                                 SELLING STOCKHOLDERS

    The following persons are current and former officers and directors of the Company, each of whom is eligible to sell pursuant to this Prospectus the number of Shares set forth opposite his or her name in the table below. In addition, eligible participants in the Plan may be issued Shares pursuant to the Plan and may sell such Shares pursuant to this Prospectus.


                                      Pre-Offering                               Post-Offering
                              ---------------------------                ---------------------------

                                  Total                                     Total
                                 Number                                   Number of
                                of Shares                                   Shares
                              Beneficially    Percentage     Shares      Beneficially    Percentage
Selling Stockholders            Owned(1)      of Class(2)    Offered       Owned(3)      of Class(2)
--------------------          ------------    -----------    -------     ------------    -----------

Zvi Peled, President and CEO       175,000          2.95%    175,000         0               0
of the Company

Menashe Ben-David,                  66,667          1.12%     66,667         0               0
Executive Vice President of
Bogen Communications, Inc.

Yoav M. Cohen, CFO and              50,000          *         50,000         0               0
Secretary of the Company

Leonard Lodish, Director of         10,000          *         10,000         0               0
the Company

David Jan Mitchell, Director of    180,001          3.12%     10,000         170,000         2.95%
the Company (4)

David Chambers                      50,000          *         50,000         0               0

Thomas R. Cowherd                   50,000          *         50,000         0               0

Giora Eyran                         50,000          *         50,000         0               0

Ronen Sacher                        26,667          *         26,667         0               0

Thomas Stuart                       23,334          *         23,334         0               0

Eran Nevo                           15,000          *         15,000         0               0

Dov Gal                             11,667          *         11,667         0               0

Gilbert DeLiso                      10,000          *         10,000         0               0

Silvano Desiderio                   10,000          *         10,000         0               0

Frank J.DiPalma                     10,000          *         10,000         0               0

Bruce Doremus                       10,000          *         10,000         0               0

Ernest Ketterer                     10,000          *         10,000         0               0

Michael Lynes                       10,000          *         10,000         0               0

Thomas Parker                       10,000          *         10,000         0               0

Thomas Silvestri                    10,000          *         10,000         0               0

Christopher Wildfoerster            10,000          *         10,000         0               0

William Gagliardo                    5,000          *          5,000         0               0

Loretta Larsen                       5,000          *          5,000         0               0

Marcus Muncy                         5,000          *          5,000         0               0

Luis Riveros                         5,000          *          5,000         0               0

Eligible Participants in the       605,000          9.36%    605,000         0               0
Plan (5)

_________________________________

                                      -7-

* Indicates less than one percent (1%).

(1) Assumes exercise of all options to purchase Shares granted to the above-listed Selling Stockholders.

(2) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder based on 5,758,850 shares of Common Stock outstanding as of February 4,1997.

(3) Assumes offer and sale of all Shares eligible to be offered and sold hereby by the Selling Stockholders.

(4) Includes 75,001 shares directly owned by Mr. Mitchell and 95,000 shares beneficially owned by EGAC II, of which Mr. Mitchell is a one-third owner and, therefore, may be deemed to beneficially own all of the securities beneficially owned by EGAC II (an aggregate total of 95,000 shares).

(5)   Assumes issuance of all shares eligible to be issued under the Plan.

                                 PLAN OF DISTRIBUTION

    The Common Stock is listed for trading on the AMEX. The sale of the Shares offered hereunder is not being underwritten. The Shares covered by this Prospectus may be offered and sold by the Selling Stockholders from time to time on the AMEX through broker-dealers selected by the Selling Stockholders at market prices prevailing at the time of sale, in private transactions at negotiated prices or otherwise. It is anticipated that such transactions will be effected without payment of any underwriting commissions or discounts, other than brokers' commissions or fees customarily paid in connection with such transactions, which commissions and fees will be borne by the Selling Stockholders.

    The Company has agreed to bear the costs of registering the Shares offered hereby under the Securities Act, but will not receive any of the proceeds from the sale of such Shares.

    There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.


                                    LEGAL MATTERS

    The legality of the Shares offered hereby has been passed upon for the Company by Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania.


                                       EXPERTS

    The consolidated financial statements and schedule of the Company appearing in the Company's 1995 Annual Report have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                           ------------------------
                                TABLE OF CONTENTS
                           ------------------------


                                                                           Page
                                                                           ----
Available Information.....................................................    2
Incorporation of Certain
  Documents by Reference...................................................   2
The Company................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................   6
Selling Stockholders.......................................................   7
Plan of Distribution.......................................................   9
Legal Matters..............................................................   9
Experts....................................................................   9


                                1,253,335 Shares

                              BOGEN COMMUNICATIONS
                               INTERNATIONAL, INC.

                                   Common Stock




                             ----------------------
                                   PROSPECTUS
                             ----------------------




                                February 4, 1997

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


                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Registration Statement by reference:

           1. The Company's Annual Report on Form 10-K (as amended on Form 10-K/A) for the fiscal year ended December 31, 1995;

           2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

           3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated September 27, 1995, including all amendments and reports filed for the purpose of updating such description.

           All documents filed pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.    Description of Securities.

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

Item 6.    Indemnification of Directors and Officers.

           Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

           The Company's By-laws and Certificate of Incorporation, as amended, contain provisions that provide for indemnification of officers and directors, and their heirs and distributees, to the full extent permitted by, and in the manner permissible under, the DGCL.

           As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Item 7.    Exemption from Registration Claimed.

           Any restricted securities to be offered or resold pursuant to this Registration Statement are exempt under Section 4(2) of the Securities Act of 1933, as amended, as a non-public offering of securities.

Item 8.    Exhibits.


Exhibit No.                  Description
-----------                  -----------

    4      Bogen Communications International, Inc. 1996 Incentive Stock Option
           Plan.

    5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of the shares of Common Stock being registered hereunder.

    23 Consent of Coopers & Lybrand L.L.P., independent auditors, with respect to the consolidated financial statements and schedules of Bogen Communications International, Inc.

    24     Powers of Attorney (included in the signature pages hereto).


Item 9.    Undertakings.

(a)   The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, its by-laws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on this 3rd day of February, 1997.


                             BOGEN COMMUNICATIONS INTERNATIONAL, INC.


                                   BY: /s/ Zvi Peled
                                      ____________________________
                                      Zvi Peled, President
                                      and Chief Executive Officer


                                    POWER OF ATTORNEY

    Each of the undersigned officers and directors of Bogen Communications International, Inc. whose signature appears below hereby appoints Zvi Peled, Yoav M. Cohen and Yaron Eitan, jointly and each individually, as true and lawful attorneys-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of February, 1997.


    Signature                   Title(s)                        Date
    ---------                   --------                        ----


/s/ Yaron Eitan
______________________
Yaron Eitan             Chairman of the Board, Chairman of    February 4, 1997
                        the Executive Committee and
                        Director

______________________
Yoram Bibring           Director                               February __, 1997

/s/ Leonard Lodish
______________________
Leonard Lodish          Director                               February 4, 1997

/s/ Michael McCoy
______________________
Michael McCoy           Director                               February 4, 1997

______________________
David Jan Mitchell      Director                               February __, 1997

/s/ Joram Rosenfeld
______________________
Joram Rosenfeld         Director                               February 4, 1997

/s/ Yoav Stern
____________________  Director                               February 4, 1997
Yoav Stern

/s/ Zvi Peled
____________________ President and Chief Executive Officer February 4, 1997 Zvi Peled

/s/ Yoav M. Cohen
____________________
Yoav M. Cohen         Secretary and Chief Financial Officer  February 4, 1997
                      (Principal Accounting and Financial
                      Officer)

                                 EXHIBIT INDEX

Exhibit
Number              Description
-------             -----------

4                   Bogen Communications International, Inc. 1996 Incentive
                    Stock Option Plan.


5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of the shares of Common Stock being registered hereunder.


23 Consent of Coopers & Lybrand L.L.P., independent auditors, with respect to the consolidated financial statements and schedules of Bogen Communications International, Inc.